                                                                    EXHIBIT 10.4

                 AMENDMENT TO PRODUCTION AND SUPPLY AGREEMENT


This Amendment ("Amendment") is made as of the 30 day of October 2000 by and between Dade Behring Marburg GmbH, successor company to Behring Diagnostics GmbH ("Dade") and Messer Cutting and Welding AG, successor to Messer Griesheim Schweisstechnik GmbH & Co. ("Messer").

                                   Preamble

A. Dade and Messer have entered into a Production and Supply Agreement dated September 29, 1997 (the "Agreement"), pursuant to which Dade has agreed to purchase certain Products from Messer, and pursuant to which the parties have agreed to certain terms relating to development of new products and technological advances affecting the existing Products.

B. Dade wishes to take steps to ensure the performance of Messer under the Agreement and to gain greater control over the manufacture of certain Products; in particular the BN Prospec which is currently manufactured for Dade solely by Messer.

C. Dade and Messer wish to amend the terms of the Agreement in accordance with the terms of section 17.6 thereof.

D. Capitalised terms used and not otherwise defined herein shall have the same meanings as are ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of Dade's agreement to forbear from exercising certain rights under the Agreement based on Messer's performance thereunder, Dade's agreement to maintain Messer as manufacturer for other Products, and the mutual promises made herein, the parties hereby agree as follows:

                                   Article 1
                     Transition of  Products Manufacturing

1.1 Dade and Messer agree that manufacture of the Product BN Prospec, which is currently manufactured by Messer at its Schwalbach facility, shall be transferred to Dade's facility in Brookfield, United States of America, on or near June 30, 2001. Transition procedures include activities relating to training, transfer of know-how, scale-up, and parts supply, all as more fully described on Schedule 1 attached hereto. Each of such procedures shall be completed by the date specified on Schedule 1 and Messer agrees that failure to meet such milestones shall, absent an express waiver from Dade, constitute a breach of the Agreement as amended hereby, if such failure has a material adverse effect on the transition process. Such milestone dates may be adjusted from time to time as the parties may agree, provided, however, that such adjustments shall not be construed as permitting Messer to delay the transfer. After such transfer is complete, Messer shall cease all production of BN Prospec and the Brookfield facility shall be the sole manufacturer and supplier to Dade of BN Prospec.

1.2  Notwithstanding the target dates established in section 1.1 above and on
     Schedule 1, Dade shall determine in its sole discretion when the transfer of manufacture of BN Prospec to Brookfield shall be completed. Dade and Messer agree to jointly create a detailed transition plan within ninety
     (90) days of the date of this Agreement.

1.3 Dade agrees and guarantees that Messer shall have the right to produce all of Dade's requirements for BN Prospec for the Year 2000. Dade further agrees that Messer shall have the right to produce at least fifty percent (50%) of Dade's requirements for the Year 2001 (the latter estimated to consist of 200 units), provided that Messer meets its milestones as set forth on Schedule 1. Failing this, Dade shall have the option to reduce Messer's production to thirty percent (30%) of Dade's requirements for BN Prospec, subject in each case to the terms of the Agreement as amended hereby.

1.4 Dade expressly reserves the right to transfer the manufacture of any other Products currently manufactured by Messer to other facilities if Messer fails to meet its quality and continuity of supply obligations pursuant to the Agreement or this Amendment, including, without limitation, its obligations pursuant to section 4.4 hereof.

1.5 In addition to, and not in limitation of, the foregoing, Dade shall have the option to transfer the manufacture of the Product known as Behring Coagulation System (BCS) from Messer to Brookfield at any time after December 31, 2003.

1.6 Messer agrees to provide to Brookfield or any other facility designated by Dade spare parts and components for BN Prospec and any other transferred Products as required and ordered by Dade from time to time. Prices for such spare parts and components shall be in accordance with the terms of section 7 of this Amendment.

1.7 Dade agrees to purchase from Messer, and Messer agrees to provide to Dade, all material that Messer itself has purchased for use in 2001 in connection with BN Prospec manufacturing and spare parts requirements, at Messer's cost less the amount required by Messer to manufacture certain quantities of instruments; provided, however, that all such material shall be useable and the purchased quantities shall be generally in line with Dade forecasts made to Messer.


                                   Article 2
                         Products Remaining at Messer

2.1 All Products other than BN Prospec which are currently manufactured by Messer pursuant to the Agreement and set out on Annex 1.1(a) thereto shall continue to be manufactured by Messer through the life of the respective Products or as otherwise agreed by Dade and Messer; subject, however, to the additional terms set out below.

2.2 The reference to the Behring Nephelometer 100 (BN 100) is hereby deleted from Annex 1.1(a) to the Agreement. The reference to New Small Analyzer
     (NSA) is hereby also deleted from Annex 1.1(a) as this is an earlier designation for BN Prospec. The references to Behring Elisa Processor II Plus (BEP II Plus) and Behring Fibrintimer A (BFA) shall remain on Annex 1.1(a), but the parties acknowledge and agree that production of these products has ceased and only refurbishment and re-manufacturing work is carried out from time to time with respect thereto.

2.3 Dade agrees that Messer shall be its exclusive supplier of category II sub-assemblies, each as more fully described on Schedule 2 attached hereto, for a minimum period of three (3) years from the date of this Amendment, subject to (i) Messer's timely meeting of the milestones set forth on
     Schedule 1 and (ii) Messer's continuing to meet its quality and continuity of supply obligations pursuant to the Agreement as amended hereby. In the event of such failure(s) by Messer, provided that such failure has a
                                         --------------------------------
     material adverse effect on the transition process or the implementation of
     --------------------------------------------------------------------------
     the Agreement as amended hereby, Dade shall have the option of reducing
     -------------------------------
     such three-year commitment for production of the category II sub-assemblies to any shorter period as it shall deem appropriate. Dade shall have the option at the end of such period, whether it be three (3) years or less, to transfer manufacture and supply of these sub-assemblies to Brookfield, to another facility or facilities, or to an outside supplier in its sole discretion.

2.4 The reference to New Small Analyzer (NSA) in Annex 7.2 to the Agreement is hereby deleted.


                                   Article 3
                       Transition Support for BN Prospec

3.1 Messer shall use its best efforts to provide all necessary or desirable assistance and support to Dade relating to the transfer of know-how, practices and information as contemplated by Articles 1 and 2 of this Amendment.

3.2 Further to section 3.1 above, Messer agrees to provide Dade with all relevant documentation and other materials necessary or desirable in connection with the transition of manufacturing to Brookfield. Such documentation shall include, without limitation, drawings, specifications, manufacturing details, instructions, test procedures, supplier specifications, supplier listings, SOPs, process instructions, and any other relevant supplier information whether owned by Dade or by Messer.

3.3 Messer agrees to duplicate all manufacturing test fixtures, jigs or other equipment required for manufacturing of the transferred Products and to provide these to Dade at the Brook field or any other designated facility.

3.4 Messer agrees to provide specialist personnel as appropriate to assist in the transfer of know-how to Dade and to train Brookfield personnel either at Brookfield or at Schwalbach as the parties may agree.

3.5 Each of the undertakings described in this Article 3 shall be billed to Dade at the level of Messer's cost; provided, however, that the total amount billed to Dade for the same shall not exceed $300,000, with the sole exception that Dade shall pay for costs incurred by Messer above the
                         -----
     $300,000 threshold if such additional costs are directly attributable to Dade's failure to meet an agreed deadline pursuant to this Amendment and if such delay has a material adverse effect on Messer's transition support costs.

3.6 Notwithstanding the provisions of section 3.5 above, if Dade is able to provide new business as described in Article 6 hereof, then Messer shall absorb the costs described in sections 3.2 and 3.4 above. The costs described in section 3.3 above shall be absorbed by Dade (subject to section 3.5) regardless of its provision of new business as described in
     Article 6.2.

3.7 Subject to Section 4.4 below, all of the transition support services referred to in this Article 3, and the costs and obligations incurred in connection therewith, relate exclusively to BN Prospec.

                                   Article 4
                          Ongoing Messer Obligations

4.1 Messer agrees to maintain an effective manufacturing environment that is fully compliant with all governmental regulations in support of the activities contemplated by the Agreement and this Amendment. To this end, Messer guarantees that Messer's Schwalbach Plant will remain fully operational for a period lasting at least through December 31, 2004, provided that Dade's business with Messer amounts to at least 15 million DM in 2003 and 10 million DM in 2004, including in each case all instrument and parts purchases. If such levels are not maintained and Messer therefore decides to close the Schwalbach Plant, it shall provide Dade with prior written notice equal to the period covered by Dade's then-current volume forecast or eighteen (18) months, whichever is shorter. In addition, in such case, the same terms expressed in section 4.3 for shutdown after December 31, 2004 shall apply to shutdown prior to December 31, 2004 pursuant to this section 4.1.

4.2 Regardless of volume reductions in Dade's business with Messer and notwithstanding section 4.1 above, in no event shall the Schwalbach Plant be closed earlier than December 31, 2003, provided that Dade's business with Messer amounts to at least 15 million DM in 2002.

4.3 In the event of a shutdown of Messer's Schwalbach Plant after December 31, 2004, provided that manufacturing for Dade is still carried out at the Plant, the existing terms of the Agreement, as modified by this Amendment, regarding notification and transition support shall apply. In addition, Messer expressly agrees and acknowledges that all costs of such shutdown shall be at Messer's expense. Such costs include, without limitation, payment of retention bonuses, severance, relocation costs, scrap, lease costs, and unabsorbed overhead.

4.4 Messer agrees and guarantees to maintain a high quality of production and continuity of supply in support of each of the activities contemplated by the Agreement and this Amendment. Provided that Messer fails to meet its obligations pursuant to the preceding sentence and that such failure has a material adverse effect on the transition process or the implementation of the Agreement as amended hereby, Dade shall have the option of transferring any other manufacturing then carried out by Messer for Dade to any other facility or facilities selected by Dade unless Messer is able to remedy the situation within ninety (90) days of receipt of written notice thereof. In such event, Messer shall be obliged to support the transfer of any Products according to the same terms as are set forth in Article 3 with respect to BN Prospec. With respect to its specific obligations under this section 4.4, Messer shall maintain its level of performance (including both product delivery and field reliability) at a level at least equal with its levels for the same quarter during 1999 (subject to the permitted monthly deviations set forth in section 4.1 of the Agreement). It shall be Messer's responsibility to demonstrate, at quarterly intervals, commencing three (3) months from the date of signature of this Agreement, that its performance post-1999 is at least equal with its performance for the respective quarter of 1999, as approved by Dade.

4.5 Messer expressly agrees to do everything within its power to prevent any of its obligations under the Agreement or this Amendment from being jeopardised, compromised or unfulfilled in any way as a result of work force, labour union, or personnel difficulties at the Messer Schwalbach facility or any other location utilised by Messer in connection therewith. In addition, Messer agrees, whenever a situation exists which is likely to result in production or supply interruption, to provide Dade with written reports summarising its current relationship with its works councils and describing in detail the circumstances leading to such situation. Included in each such report shall be a detailed statement by Messer regarding its actions taken or proposed to be taken to remedy any existing or foreseen difficulties.

4.6 In order to facilitate Dade's assessment of Messer's performance under the Agreement as amended hereby, Messer shall, no later than three (3) business days prior to each scheduled quarterly meeting of the parties (as the same are provided for in section 4.1 of the Agreement), provide to Dade a written report setting forth manufacturing details, production volume, anticipated delays, and such other information as Dade shall request with respect to each of the Products manufactured and/or supplied by Messer to Dade during the immediately preceding full calendar quarter and the current calendar quarter to date. The parties agree to use the occasion of their scheduled quarterly meetings to resolve any issues identified in such reports, as well as to determine rolling forecasts for Products in accordance with section 4.1 of the Agreement.

4.7 Messer shall maintain complete, clear and accurate books and records documenting all activities regarding its performance under the Agreement as amended hereby to the extent necessary to enable Dade and its auditors and examiners to conduct audits and examinations of bills and invoices submitted to Dade. During the term of the Agreement and for three (3) years afterward, Dade may, upon at least two (2) weeks' written notice, have its duly authorised representatives, agents or accountants examine such books and records and conduct such other reasonable investigations for the purposes of determining the accuracy of Messer's charges billed to or paid by Dade. All such audits and examinations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Messer's business operations. If any such audit discloses that Messer overbilled Dade by more than five percent (5 %) and that Dade actually paid such excess amount, then Messer shall pay to Dade the costs of such audit or the amount by which Messer was overpaid by Dade, whichever is greater.

4.8 Messer shall continue to be responsible for warranty costs for instruments or parts it produces as per sections 12.2 and 12.3 of the Agreement. At the point when Messer ceases to produce BN Prospec instruments for Dade, it shall no longer be responsible for warranty costs for such instruments. At the point when full manufacture of BN Prospec instruments and spare parts transfers to Dade's Brookfield facility from Messer's Schwalbach facility, the parties will enter into an agreement relating to Messer's obligation for instruments and spare parts it produced through the term of the then existing warranty period. The parties hereby agree, without now selecting one option over the other or excluding either one of them, that the following are to be options for such agreement:

     (a) Messer continues to process all defective material under warranty returned to it by Dade, and to repair or replace, as necessary, such material in line with its then current practices; and

     (b) At the point when its infrastructure for supporting BN Prospec is no longer viable, Messer reimburses Dade for all warranty costs, on an event basis or by means of lump sum payment based on an estimate of future warranty costs jointly developed by the parties.

4.9 Whenever the quality of a Product supplied hereunder or under the Agreement is deficient and is attributable to Messer workmanship, parts, or a Messer supplier, Messer shall be liable to Dade therefor. Messer shall in such case observe all of its applicable warranty obligations under the Agreement and this Amendment.


                                   Article 5
                         Excess and Obsolete Materials

5.1 As of the date of this Amendment, Dade shall be responsible for the costs of any excess material (that is not reasonably usable) which results from specific Dade forecasts which have turned out to be substantially greater than actual Dade purchases from Messer.

5.2 As of the date of this Amendment, Dade shall also be responsible for obsolescence costs which result directly from any design changes originated by Dade and in connection with which a strategy of using up existing stock was expressly rejected by Dade.

5.3  Dade shall only be responsible for the costs described in sections 5.1 and
     5.2 above if Messer notifies Dade of such costs, and provides documentation reasonably satisfactory to Dade in support thereof, within one hundred and eighty (180) days of such cost occurrence.

5.4 All other costs related to excess or obsolete materials shall be borne by Messer.

5.5 This Amendment shall render null and void, and Messer hereby expressly waives, any other claims by Messer against Dade for costs of excess or obsolete material, which claims are based on facts existing or events occurring prior to the date of this Amendment.


                                   Article 6
                                 New Business

6.1 Dade agrees to use its reasonable efforts to assist Messer in finding new business for the Schwalbach Plant by acting as a reference if requested by Messer, or by providing Messer with information about potential new business about which Dade may become aware.

6.2 If Dade is able to provide Messer with incremental new refurb business in an amount of US$ 1 million or more per year for the years 2001 and 2002, then Messer agrees to absorb the full costs and expenses described in section 3.5 hereof.


                                   Article 7
                                    Pricing

7.1 Messer agrees and guarantees to Dade that there shall be no increase in prices for manufacture and supply of Products (including all Instruments, Spare Parts, sub-assemblies and refurbs) over the prices in effect as of the date of this Amendment until December 31, 2002. Thereafter, the terms of the Agreement as amended by this Amendment shall apply with respect to price adjustments.

7.2 Notwithstanding the foregoing, the existing pricing terms may be adjusted otherwise by the parties as follows:

     a. Spare Parts for BN Prospec shall be negotiated at prices lower than those in effect currently;

     b. Prices may be adjusted with respect to certain purchase discounts where such discount is predicated on a certain purchase volume and such volume is reduced from 2000 levels by twenty percent (20%) or more;

     c. If the direct cost of Spare Parts to Messer increases due to loss of volume discounts or end of life substitution, and such costs are proved to be attributable to Dade, then Dade shall agree to price adjustments proportional to such increases, until December 31, 2002, for cost increases greater than eight percent (8%);

     d. The existing volume/price reduction terms still apply for BN Prospec;

     e. Prices may be increased based on documented price increases for the purchased personal computers which accompany Dade's ordered Instruments;

     f. Messer and Dade agree to continue work on value engineering and successful results from such work shall be shared on a 50-50 basis by the two parties;

     g. Direct purchase costs may be increased in line with specific engineering changes initiated by Dade Engineering, if such changes actually and directly result in higher manufacturing costs. The occurrence of such increased costs shall be determined as follows: Messer shall compile and implement engineering changes initiated by Dade Engineering and, periodically, negotiate increased prices with Dade's Purchasing Department based on the collective cost increase resulting from such engineering changes as calculated for the period in question.


                                   Article 8

                Additional Remedies and Performance Guarantees

8.1 Messer acknowledges that one of the business objectives behind Dade's decision to enter into this Amendment is to ensure and optimise Messer's manufacturing and supply obligations under the Agreement. To this end, in addition to any other remedies Dade has under the Agreement or this Amendment, the parties agree to implement a liquidated damages program ("Liquidated Damages") in the event of Messer's failure to adequately perform. Messer expressly agrees that Dade may exercise its right to Liquidated Damages within six (6) months after any of the following occurs (subject to the notice provisions of the Agreement as amended hereby), without having to resort to or exhaust any other remedies available to it, but only if such occurrence has a material adverse effect on the transition
     ---------------------------------------------------------------------------
     process or the implementation of the Agreement as amended hereby: if
     ----------------------------------------------------------------
     Messer fails to (i) implement the transition procedures set forth on
     Schedule 1 hereto in the manner and by the dates specified by Dade, (ii) manufacture and supply the sub-assemblies in accordance with Schedule 2 attached hereto, (iii) provide transitional support as specified in Article 3 hereof, (iv) observe its ongoing obligations as specified in Article 4 hereof, (v) meet its manufacturing and supply obligations as agreed by the parties at scheduled quarterly meetings or as otherwise agreed from time to time, (vi) observe the pricing terms agreed by the parties from time to time, or (vii) observe the competitive constraints as specified in Article 8 hereof, then Messer shall pay to Dade as Liquidated Damages the amounts set forth on Schedule 3 attached hereto.

8.2 In the event that Messer's failure to perform entitles Dade to invoke its rights to Liquidated Damages, Dade may, at its option, demand payment of the specified Liquidated Damages amounts, or offset such amounts against any amounts otherwise due to Messer by Dade under the Agreement as amended hereby.


                                   Article 9
                            Competitive Constraints

9.1 Dade agrees to amend the existing Agreement terms regarding Messer's obtaining business competitive to Dade (including, without limitation, Article 8 thereof) such that Messer may obtain additional business for its Schwalbach Plant, including business from competitors of Dade, provided that:

     a. Dade technology is not utilised in obtaining or conducting such business without Dade's permission;

     b. the terms and provisions of all existing confidentiality agreements relating to Dade technology continue to be observed; and

     c. Messer provides Dade with prior written notice of its intention to produce for a competitor of Dade, including the identity of such competitor and the material terms of such arrangement.

                                  Article 10
                           Miscellaneous Provisions

10.1 The parties agree and acknowledge that, in connection with the execution of this Amendment, all relevant notice and/or termination terms of the Agreement have either been complied with or are hereby expressly waived by each of the parties.

10.2 Sections 7.2 and 7.3 of the Agreement are hereby deleted in their entirety. Section 7.6 shall be retained, subject to section 1.6 hereof.
     Section 7.7 is deleted save for its first sentence. Section 7.1 shall be amended such that the last sentence thereof reads as follows:

     "If Dade and Messer agree to continue this Agreement beyond December 31, 2007, either party may terminate this Agreement with or without cause thereafter with two (2) years' prior written notice to the end of a calendar quarter and an appropriate transition plan shall be submitted by the terminating party to the other party for negotiation."

10.3 With respect to each of the parties, the notice provisions in section 17.2 of the Agreement shall be amended as follows:

     Under "Notices to Messer", the name of the company is hereby amended to read "Messer Cutting and Welding AG". In addition, for all Messer addresses provided, correspondence shall be directed to the attention of Dr. Rudiger Simonek rather than Dr. Michael Rornberg.

     Under "Notices to Behring", the reference to Behring Diagnostics GmbH at Marburg, Germany is hereby deleted. Primary notice, as opposed to copies, shall hereafter be provided to Dade International Inc. at the Deerfield, Illinois address already given, to the Mr. Donald Fuller, Senior Vice President, Global Manufacturing Operations. The reference to Kirkland & Ellis at London, England is hereby deleted and replaced by a reference to Kirkland & Ellis at Chicago, Illinois.

10.4 Except as expressly set forth in this Amendment or as otherwise inconsistent with the actions contemplated by this Amendment, the terms of the Agreement shall remain unmodified and in full force and effect.

10.5 This Amendment may be executed in two or more counterparts, all of which taken together shall constitute the same document.


IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.


DADE BEHRING MARBURG GMBH

By: _________________________
    Name:  __________________
    Title: __________________


MESSER CUTTING AND WELDING AG

By: ___________________________
    Name:  ____________________
    Title: ____________________

                                  SCHEDULE 1

                             TRANSITION PROCEDURES


Transition Activity                               Completion Date
-------------------                               ---------------


1.  Messer to announce BN Prospec                 September 30, 2000
transfer to Messer employees, including
notice to and consultation with relevant
Works Council

2.  Messer to identify and announce Messer
team members                                      October 27, 2000

3.  Messer project members participate            November 13, 2000
in project kick-off meeting

4.  Messer ready to conduct first Brookfield      November 22, 2000
assembler training at Schwalbach

5.  Messer completes transfer of documentation    December 1, 2000
to Brookfield per section 3.2 of Amendment

6.  Messer prepared for critical evaluation of    December 15, 2000
pilot builds at Schwalbach

7.  Messer delivers all required BN Prospec       February 2, 2001
raw materials and sub-assemblies to
Brookfield

8.  Messer provides all information, documents    April 8, 2001
training etc. to transfer raw material planning/ ordering responsibility to Brookfield

9.  Messer completes beta-build training of       May 11, 2001
Dade employees at Brookfield

                                  SCHEDULE 2

                          CATEGORY II SUB-ASSEMBLIES


Dilutor
Pipetting Systems
Sample Unit
Reagent Unit
Measuring Unit
Optics



In contrast to Category I Sub-Assemblies, the above sub-assemblies consist of nearly 200 different designed parts. More than 130 parts are cast or molded; the other parts come from different suppliers in Germany and Eastern Europe.

Due to the required quality, in many cases a close communication between supplier and instrument manufacturer is mandatory.

In addition, two sub-assemblies (dilutor; optics) are also used in other instruments (BN 2; BN 100; BCS).

VOP is approximately DM 8,000.

                                  SCHEDULE 3

                              LIQUIDATED DAMAGES


Event/Breach                            Damages in  $US Dollars
------------                            -----------------------

Failure to Implement                      50,000
Transition Procedures
per Schedule 1

Failure to Comply with                    20,000
Schedule 2 (Sub-Assemblies)

Failure to Provide                        50,000
Transitional Support
per Article 3

Failure to Observe                        50,000
Ongoing Obligations per
Article 4

Failure to Meet Supply                    50,000
Obligations per Quarterly
Meetings

Failure to Observe Pricing                25,000
Terms

Failure to Observe Competitive            25,000
Constraints per Article 9

Any Other Breaches of                     50,000
Agreement as Amended